Exhibit 10.58

SIXTH AMENDMENT AND WAIVER TO FINANCING AGREEMENT

SIXTH AMENDMENT AND WAIVER, dated as of June 14, 2013 (this "Sixth Amendment"), to the Financing Agreement, dated as of January 18, 2012 (as amended by First Amendment to Financing Agreement, dated as of March 18, 2012, Second Amendment to Financing Agreement, dated as of May 24, 2012, Third Amendment to Financing Agreement, dated as of August 22, 2012, Fourth Amendment to Financing Agreement, dated as of December 3, 2012, Fifth Amendment to Financing Agreement, dated as of January 16, 2013, and as further amended, restated, supplemented, modified or otherwise changed from time to time, the "Financing Agreement"), by and among Motorcar Parts of America, Inc., a New York corporation (the "Borrower"), the lenders from time to time party thereto (each a "Lender" and collectively, the "Lenders"), Cerberus Business Finance, LLC, a Delaware limited liability company ("Cerberus"), as collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the "Collateral Agent"), and PNC Bank, National Association ("PNC"), as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the "Administrative Agent" and together with the Collateral Agent, each an "Agent" and collectively, the "Agents").

WHEREAS, the Borrower, the Agents and the Lenders wish to amend certain terms and provisions of the Financing Agreement as hereafter set forth.

WHEREAS, Section 7.01(a)(iii) of the Financing Agreement requires, among other things, delivery of financial statements and other reports for the Fiscal Year ended March 31, 2013 accompanied by a report and an unqualified opinion of independent certified public accountants of the Borrower (which opinion shall be without (i) a "going concern" or like qualification or exception, (ii) any qualification or exception as to the scope of such audit, or (iii) any qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 7.03 of the Financing Agreement).

WHEREAS, the Borrower has been advised by its certified public accountants that its opinion will be subject to a "going concern" qualification as a result of (i) Fenwick's recurring operating losses, (ii) Fenwick's working capital and equity deficiency, (iii) Fenwick's failure to comply with certain financial covenants under its loan agreement with M&T Bank and (iv) Fenwick's filing of an Insolvency Proceeding in the U.S. Bankruptcy Court for the District of Delaware on June 10, 2013 (the "Fenwick Insolvency Proceeding" and collectively, the "Fenwick–Related Events").

WHEREAS, the Borrower has requested that the Agents and the Lenders waive any Event of Default that would otherwise arise under Section 9.01 of the Financing Agreement as a result of the Borrower's failure to deliver to the Agents and the Lenders an unqualified opinion of its certified public accountants for the Fiscal Year ended March 31, 2013 as required under Section 7.01(a)(iii) of the Financing Agreement, and the Agents and the Lenders are willing to do so on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the parties hereto hereby agree as follows:

1.                    Defined Terms.  Any capitalized term used herein and not defined shall have the meaning assigned to it in the Financing Agreement.

2.	Amendments.

(a)                  New Definitions.  Section 1.01 of the Financing Agreement is hereby amended by adding the following definitions, in appropriate alphabetical order:

""Fenwick Restructuring Costs" has the meaning specified therefor in the definition of Consolidated EBITDA."

""Liquidity" means Availability plus Qualified Cash (calculated without giving effect to (a) any receipt of tax refunds by the Borrower and its Subsidiaries and (b) any cash receipts attributable to the Borrower's wheel hubs and bearings business)."

""Sixth Amendment" means the Sixth Amendment to this Agreement, dated as of June 14, 2013, among the Borrower, the Agents and the Lenders."

""Sixth Amendment Effective Date" means the date on which the Sixth Amendment shall become effective in accordance with its terms."

""Specified Costs" means (a) any start-up costs incurred by the Borrower in connection with its wheel hubs and bearings business (including, the purchase by the Borrower of certain Inventory from Fenwick or other vendors) as approved in writing by the Required Lenders and (b) any Fenwick Restructuring Costs."

(b)                 Existing Definitions.

(i)                  Clause (b)(v) of the definition of "Consolidated EBITDA" in Section 1.01 of the Financing Agreement is hereby amended and restated in its entirety to read as follows:

"(v)            the amount of all costs, fees and expenses incurred in connection with (A) the Transactions, including with respect to the write-off of deferred fees and expenses related to the Existing Credit Facility, (B) the Third Amendment and the Wanxiang Transaction Documents, (C) the Sixth Amendment and (D) liquidating Fenwick in an aggregate amount not to exceed $300,000 and as approved in writing by the Required Lenders (including, without limitation, costs, fees and expenses of Houlihan Lokey and Latham & Watkins LLP) (such costs described in this clause (D), "Fenwick Restructuring Costs")"

(ii)                The definition of "Excess Cash Flow" in Section 1.01 of the Financing Agreement is hereby amended by (A) deleting "and" immediately following clause (b)(viii) thereof, (B) deleting the period immediately following clause (b)(ix) thereof and (C) inserting the following immediately following clause (b)(ix) thereof:

", and (x) all Fenwick Restructuring Costs to the extent paid in cash during such period, if any."

(iii)              Clause (b)(ii) of the definition of "Fixed Charge Coverage Ratio" in Section 1.01 of the Financing Agreement is hereby amended and restated in its entirety to read as follows:

"(ii)            Consolidated Net Interest Expense of such Person and its Subsidiaries for such period (excluding (A) the non-cash portions of Consolidated Net Interest Expense and (B) any fees payable in connection with (1) the Third Amendment pursuant to the Fee Letter, (2) the letter agreement, dated as of February 4, 2013, by the Borrower and acknowledged by the Collateral Agent, and (3) the letter agreement, dated as of March 13, 2013, by the Borrower and acknowledged by the Collateral Agent)"

(c)               Section 7.01(a) (Reporting Requirements).  Section 7.01(a)(xvii) of the Financing Agreement is hereby amended by deleting "and" at the end of such Section.  Section 7.01(a)(xviii) is hereby amended and restated to read as follows, and the following new Sections 7.01(a)(xix) and 7.01(a)(xx) of the Financing Agreement are hereby inserted immediately following Section 7.01(a)(xviii) of the Financing Agreement:

"(xviii)                  within 15 days after each of the dates set forth in Section 7.03(d), a certificate of an Authorized Officer of the Borrower, in form and substance reasonably satisfactory to the Agents, attaching a schedule showing the calculation of Availability and Qualified Cash;

(xix)                          at least 2 Business Days (or such shorter period as shall be agreed to by the Agents) prior to submitting any filing relating to the purchase by the Borrower of any Inventory of Fenwick in connection with the Fenwick Insolvency Proceeding, copies of such filing and other related documents as any Agent may reasonably request;

(xx)                           promptly upon request, such other information concerning the condition or operations, financial or otherwise, of any Loan Party or any Excluded Subsidiary as any Agent may from time to time may reasonably request."

(d)            Section 7.03(d) (Liquidity).  Article VII of the Financing Agreement is hereby amended by adding the following immediately after Section 7.03(c) of the Financing Agreement:

"(d)            Liquidity.  Permit Liquidity on the dates set forth below to be less than the amount set forth opposite such date:

Date	Minimum Liquidity

June 28, 2013
$25,000,000 minus to the extent Specified Costs paid in cash during the period from the Sixth Amendment Effective Date to June 28, 2013 exceed cash receipts from the Borrower's wheel hubs and bearings business during such period, the amount equal to the lesser of such excess and $8,000,000

July 31, 2013
$26,000,000 minus to the extent Specified Costs paid in cash during the period from the Sixth Amendment Effective Date to July 31, 2013 exceed cash receipts from the Borrower's wheel hubs and bearings business during such period, the amount equal to the lesser of such excess and $8,000,000

August 30, 2013
$27,000,000 minus to the extent Specified Costs paid in cash during the period from the Sixth Amendment Effective Date to August 30, 2013 exceed cash receipts from the Borrower's wheel hubs and bearings business during such period, the amount equal to the lesser of such excess and $8,000,000"

(e)                 Section 9.01(c)(i) (Events of Default).  Section 9.01(c)(i) of the Financing Agreement is hereby amended and restated in its entirety to read as follows:

"(i)            clauses (a)(i), (a)(ii), (a)(iii), (a)(iv), (a)(v), (a)(vi), (a)(xvii), (a)(xviii), (a) (xix), (b), (c), (d), (f), (h), (l), (n), (o), (p) or (q) of Section 7.01, Section 7.02, Section 7.03 or Article VIII of this Agreement, Sections 6(f), 6(g), 6(h), 6(j), 6(m), 6(n) and 7 of the Security Agreement and clauses (c), (f), (h), (i), (j), (k) and (l) of Article Sixth of the Pledge Agreement;"

(f)                  Schedule 6.01(l) (Nature of Business).  Schedule 6.01(l) of the Financing Agreement is hereby amended and restated to read as follows:

"Motorcar Parts of America, Inc. remanufactures and resells alternators, starters, wheel hubs and bearings for import and domestic cars, light trucks, heavy duty, agricultural and industrial applications.  Our products are distributed predominantly throughout the United States and Canada and sold to the largest auto parts retail chains in the United States and Canada, including Advance, AutoZone, Genuine Parts (NAPA), O'Reilly Automotive and Pep Boys.  In addition, our products are sold to various traditional warehouses for professional installers and to major automobile manufacturers for both their aftermarket programs and their warranty replacement programs."

3.                 Waiver.

(a)                Pursuant to the request of the Borrower and in reliance upon the representations of the Borrower described herein, the Agents and the Lenders hereby waive any Event of Default that would otherwise arise under Section 9.01 of the Financing Agreement solely as a result of the Borrower's failure to deliver to the Agents and the Lenders an unqualified opinion of its certified public accountants for the Fiscal Year ended March 31, 2013 as required under Section 7.01(a)(iii) of the Financing Agreement; provided that the Borrower shall deliver to the Agents and the Lenders the financial statements and all other reports required under Section 7.01(a)(iii) of the Financing Agreement for the Fiscal Year ended March 31, 2013 (including, without limitation, an opinion of the Borrower's certified public accountants (which opinion (i) may be subject to "a going concern" qualification as a result of the Fenwick-Related Events and (ii) shall be without (A) any qualification or exception as to the scope of such audit, or (B) any qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 7.03 of the Financing Agreement)) on or prior to July 1, 2013.

(b)               The waiver in this Section 3 shall be effective only in this specific instance and for the specific purpose set forth herein and does not allow for any other or further departure from the terms and conditions of the Financing Agreement or any other Loan Document, which terms and conditions shall continue in full force and effect.

4.                   Conditions to Effectiveness.  The effectiveness of this Sixth Amendment is subject to the fulfillment, in a manner satisfactory to the Agents, of each of the following conditions precedent (the date such conditions are fulfilled or waived by the Agents is hereinafter referred to as the "Sixth Amendment Effective Date"):

(a)                 Representations and Warranties; No Event of Default.  The following statements shall be true and correct:  (i) the representations and warranties contained in this Sixth Amendment, ARTICLE VI of the Financing Agreement and in each other Loan Document, certificate or other writing delivered to any Agent or any Lender pursuant hereto or thereto on or prior to the Sixth Amendment Effective Date are true and correct on and as of the Sixth Amendment Effective Date as though made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct on and as of such earlier date) and (ii) no Default or Event of Default shall have occurred and be continuing on the Sixth Amendment Effective Date or would result from this Sixth Amendment becoming effective in accordance with its terms.

(b)                 Execution of Amendment.  The Agents and the Lenders shall have executed this Sixth Amendment and shall have received a counterpart to this Sixth Amendment, duly executed by each Loan Party.

(c)                Payment of Fees, Etc.  The Borrower shall have paid on or before the Sixth Amendment Effective Date all fees and invoiced costs and expenses then payable by the Borrower pursuant to the Loan Documents, including, without limitation, Sections 2.06 and 12.04 of the Financing Agreement.

(d)               Delivery of Documents.  The Collateral Agent shall have received on or before the Sixth Amendment Effective Date the following, each in form and substance reasonably satisfactory to the Collateral Agent and, unless indicated otherwise, dated the Sixth Amendment Effective Date:

(i)                 a copy of the resolutions of each Loan Party, certified as of the Sixth Amendment Effective Date by an Authorized Officer thereof, authorizing the execution, delivery and performance by such Loan Party of this Sixth Amendment, the performance of the Loan Documents as amended thereby, and the execution and delivery of the other documents to be delivered by such Loan Party in connection herewith and therewith;

(ii)                a certificate of an Authorized Officer of each Loan Party, certifying as to the matters set forth in subsection (a) of this Section 4; and

(iii)              such other agreements, instruments, approvals, opinions and other documents, each satisfactory to the Agents in form and substance, as any Agent may reasonably request.

5.                    Representations and Warranties.  Each Loan Party represents and warrants as follows:

(a)                 Organization, Good Standing, Etc.  Each Loan Party (i) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of the state or jurisdiction of its organization, (ii) has all requisite power and authority to conduct its business as now conducted and as presently contemplated, and to execute and deliver this Sixth Amendment, and to consummate the transactions contemplated hereby and by the Financing Agreement, as amended hereby, and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except (solely for the purposes of this subclause (iii)) where the failure to be so qualified or in good standing could not reasonably be expected to result in a Material Adverse Effect.

(b)                 Authorization, Etc.  The execution, delivery and performance by each Loan Party of this Sixth Amendment, and the performance of the Financing Agreement, as amended hereby, (i) have been duly authorized by all necessary action, (ii) do not and will not contravene any of its Governing Documents or any applicable Requirement of Law in any material respect or any material Contractual Obligation binding on or otherwise affecting it or any of its properties, (iii) do not and will not result in or require the creation of any Lien (other than pursuant to any Loan Document) upon or with respect to any of its properties, and (iv) do not and will not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties.

(c)                  Governmental Approvals.  No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required in connection with the due execution, delivery and performance of this Sixth Amendment by the Loan Parties, and the performance of the Financing Agreement, as amended hereby.

(d)               Enforceability of the Sixth Amendment.  This Sixth Amendment and the Financing Agreement, as amended hereby, when delivered hereunder, will be a legal, valid and binding obligation of each Loan Party, enforceable against such Loan Party in accordance with the terms thereof, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally.

(e)                 Representations and Warranties; No Event of Default.  The following statements shall be true and correct:  (i) the representations and warranties contained in this Sixth Amendment, ARTICLE VI of the Financing Agreement and in each other Loan Document, certificate or other writing delivered to any Agent or any Lender pursuant hereto or thereto on or prior to the Sixth Amendment Effective Date are true and correct on and as of the Sixth Amendment Effective Date as though made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct on and as of such earlier date) and (ii) no Default or Event of Default has occurred and is continuing on the Sixth Amendment Effective Date or would result from this Sixth Amendment becoming effective in accordance with its terms.

6.                   Release.  Each Loan Party hereby acknowledges and agrees that:  (a) neither it nor any of its Affiliates has any claim or cause of action against any Agent or any Lender (or any of their respective Affiliates, officers, directors, employees, attorneys, consultants or agents) and (b) each Agent and each Lender has heretofore properly performed and satisfied in a timely manner all of its obligations to the Loan Parties and their Affiliates under the Financing Agreement and the other Loan Documents that are required to have been performed on or prior to the date hereof.  Notwithstanding the foregoing, the Agents and the Lenders wish (and the Loan Parties agree) to eliminate any possibility that any past conditions, acts, omissions, events or circumstances would impair or otherwise adversely affect any of the Agents' and the Lenders' rights, interests, security and/or remedies under the Financing Agreement and the other Loan Documents.  Accordingly, for and in consideration of the agreements contained in this Sixth Amendment and other good and valuable consideration, each Loan Party (for itself and its Affiliates and the successors, assigns, heirs and representatives of each of the foregoing) (collectively, the "Releasors") does hereby fully, finally, unconditionally and irrevocably release and forever discharge each Agent, each Lender and each of their respective Affiliates, officers, directors, employees, attorneys, consultants and agents (collectively, the "Released Parties") from any and all debts, claims, obligations, damages, costs, attorneys' fees, suits, demands, liabilities, actions, proceedings and causes of action, in each case, whether known or unknown, contingent or fixed, direct or indirect, and of whatever nature or description, and whether in law or in equity, under contract, tort, statute or otherwise, which any Releasor has heretofore had or now or hereafter can, shall or may have against any Released Party by reason of any act, omission or thing whatsoever done or omitted to be done on or prior to the Sixth Amendment Effective Date directly arising out of, connected with or related to this Sixth Amendment, the Financing Agreement or any other Loan Document, or any act, event or transaction related or attendant thereto, or the agreements of any Agent or any Lender contained therein, or the possession, use, operation or control of any of the assets of any Loan Party, or the making of any Loans or other advances, or the management of such Loans or advances or the Collateral.

7.                    Reaffirmation.  The Borrower hereby confirms its grant of a security interest and other obligations under and subject to the terms of the Security Agreement, and agrees that, notwithstanding the effectiveness of this Sixth Amendment or any of the transactions contemplated hereby, such grant of security interest and other obligations are not impaired or adversely affected in any manner whatsoever and shall continue to be in full force and effect and shall continue to secure all the Secured Obligations (as defined in the Security Agreement), as amended, increased and/or extended pursuant to this Sixth Amendment.

8.                    Miscellaneous.

(a)                 Continued Effectiveness of the Financing Agreement and the Other Loan Documents.  Except as otherwise expressly provided herein, the Financing Agreement and the other Loan Documents are, and shall continue to be, in full force and effect and are hereby ratified and confirmed in all respects, except that on and after the Sixth Amendment Effective Date (i) all references in the Financing Agreement to "this Agreement", "hereto", "hereof", "hereunder" or words of like import referring to the Financing Agreement shall mean the Financing Agreement as amended by this Sixth Amendment, and (ii) all references in the other Loan Documents to the "Financing Agreement", "thereto", "thereof", "thereunder" or words of like import referring to the Financing Agreement shall mean the Financing Agreement as amended by this Sixth Amendment.  To the extent that the Financing Agreement or any other Loan Document purports to pledge to the Collateral Agent, or to grant to the Collateral Agent, a security interest or lien, such pledge or grant is hereby ratified and confirmed in all respects.  Except as expressly provided herein, the execution, delivery and effectiveness of this Sixth Amendment shall not operate as an amendment or waiver of any right, power or remedy of the Agents and the Lenders under the Financing Agreement or any other Loan Document, nor constitute an amendment or waiver of any provision of the Financing Agreement or any other Loan Document, nor constitute a waiver of, or consent to, any Default or Event of Default now existing or hereafter arising under the Financing Agreement or any other Loan Document, and Agents and the Lenders expressly reserve all of their rights and remedies under the Financing Agreement and the other Loan Documents, under applicable law or otherwise.

(b)                 Counterparts.  This Sixth Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of this Sixth Amendment by telefacsimile or electronic mail shall be equally as effective as delivery of an original executed counterpart of this Sixth Amendment.

(c)                  Headings.  Section headings herein are included for convenience of reference only and shall not constitute a part of this Sixth Amendment for any other purpose.

(d)                 Costs and Expenses.  The Borrower agrees to pay on demand all fees, costs and expenses of the Agents and the Lenders in connection with the preparation, execution and delivery of this Sixth Amendment.

(e)                 Sixth Amendment as Loan Document.  Each Loan Party hereby acknowledges and agrees that this Sixth Amendment constitutes a "Loan Document" under the Financing Agreement.  Accordingly, it shall be an Event of Default under the Financing Agreement if (i) any representation or warranty made by any Loan Party under or in connection with this Sixth Amendment, which representation or warranty is (A) subject to a materiality or a Material Adverse Effect qualification, shall have been incorrect in any respect when made or deemed made, or (B) not subject to a materiality or a Material Adverse Effect qualification, shall have been incorrect in any material respect when made or deemed made or (ii) any Loan Party shall fail to perform or observe any term, covenant or agreement contained in this Sixth Amendment.

(f)                  Severability.   Any provision of this Sixth Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

(g)                 Governing Law.  This Sixth Amendment shall be governed by the laws of the State of New York.

(h)                Waiver of Jury Trial.  THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS SIXTH AMENDMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.

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IN WITNESS WHEREOF, the parties hereto have caused this Sixth Amendment to be executed and delivered by their respective duly authorized officers as of the date first written above.

BORROWER:

MOTORCAR PARTS OF AMERICA, INC.

By:	/s/ Selwyn Joffe
Selwyn Joffe
Chief Executive Officer

COLLATERAL AGENT:

CERBERUS BUSINESS FINANCE, LLC

By:	/s/ Daniel Wolf
Daniel Wolf
President

ADMINISTRATIVE AGENT AND LENDER:

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Fred Kiehne
Fred Kiehne
Senior Vice President

LENDER:

ABLECO FINANCE LLC

By:	/s/ Daniel Wolf
Daniel Wolf
President

LENDER:

A5 FUNDING L.P. By: A5 Fund Management LLC Its: General Partner

By:	/s/ Daniel Wolf
Daniel Wolf
President

LENDER:

CERBERUS OFFSHORE LEVERED I L.P. By: COL I GP Inc. Its: General Partner

By:	/s/ Daniel Wolf
Daniel Wolf
Vice President

LENDER:

CERBERUS N-1 FUNDING LLC

By:	/s/ Daniel Wolf
Daniel Wolf
Vice President

LENDER:

CERBERUS LEVERED LOAN OPPORTUNITIES FUND I, L.P.

By: Cerberus Levered Opportunities GP, LLC
Its: General Partner

By:	/s/ Daniel Wolf
Daniel Wolf
Managing Director

LENDER:

CERBERUS ONSHORE LEVERED II LLC

By:	/s/ Daniel Wolf
Daniel Wolf
Vice President

LENDER:

CERBERUS OFFSHORE LEVERED II LP

By: COL II GP Inc.
Its: General Partner

By:	/s/ Daniel Wolf
Daniel Wolf
Vice President

LENDER:

CERBERUS AUS LEVERED LP

By: CAL I GP LLC
Its: General Partner

By:	/s/ Daniel Wolf
Daniel Wolf
Vice President

LENDER:

CERBERUS ASRS FUNDING LLC

By:	/s/ Daniel Wolf
Daniel Wolf
Vice President